Contact:	Bryce Blair
Chairman of the Board and Chief Executive Officer
AvalonBay Communities, Inc.
703-317-4652
For Immediate Release
AVALONBAY COMMUNITIES ANNOUNCES DEPARTURE OF DIRECTOR FOR HEALTH-RELATED REASONS
Alexandria, VA (November 22, 2005) — AvalonBay Communities, Inc. (NYSE/PCX: AVB) announced today that Charles D. Peebler, Jr. has resigned from the Company’s Board of Directors for health-related reasons. Mr. Peebler suffers from progressive supranuclear palsy (PSP), which has made active Board service increasingly difficult. He therefore felt it was an appropriate time for him to step down from the Board.
“Chuck brought a wealth of insight and experience to the AvalonBay Board from his many years as a business executive,” said Bryce Blair, Chairman of the Board and Chief Executive Officer. Mr. Peebler joined the Board on May 8, 2001. “The Company has benefited greatly from his many contributions. We respect his decision, which we know he made with the best interests of the Company in mind. We will miss his service on the Board.”
About AvalonBay Communities
AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 152 apartment communities containing 44,139 apartment homes in ten states and the District of Columbia, of which fourteen communities are under construction and four communities are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web site at http://www.avalonbay.com.